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                                                                      Exhibit 15



Board of Trustees and Shareholders
Property Trust of America

Gentlemen:

Re:  Registration Statement Nos. 33-87184, 33-86444, 33-71040, and 33-25317

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 22, 1994 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.



                                       KPMG PEAT MARWICK LLP



El Paso, Texas
February 1, 1995